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Memory Pharmaceuticals Completes Enrollment in Phase 2a MEM 3454 Alzheimer’s Disease Trial

MONTVALE, N.J., July 12 /PRNewswire-FirstCall/ — Memory Pharmaceuticals Corp. (Nasdaq: MEMY) today announced that it has completed enrollment in its Phase 2a trial of MEM 3454, the company’s lead nicotinic alpha-7 receptor partial agonist, in Alzheimer’s disease. The Company expects to report top-line results for this trial in the fourth quarter of 2007.

“The rapidity with which we were able to complete enrollment of this study, along with our recent announcement that we are planning to initiate a proof-of-concept study in cognitive impairment associated with schizophrenia (CIAS), underlines the enthusiasm we, our investigators and our partner Roche have for MEM 3454,” said Stephen R. Murray, M.D., Ph.D., Vice President of Clinical Development. “We are pleased to have completed the trial’s enrollment in just a few months, remaining on track to share top-line data from two Phase 2a trials – MEM 3454 in Alzheimer’s disease and MEM 1003 in Alzheimer’s disease – in the fourth quarter of this year.”

The Phase 2a trial is a randomized, double-blind, placebo-controlled study designed to assess the safety, tolerability and cognitive effects of three doses of MEM 3454. The trial enrolled approximately 80 subjects with mild to moderate Alzheimer’s disease at multiple sites in the United States. Subjects in the study were randomized at enrollment to receive 5 mg, 15 mg or 50 mg of MEM 3454 or placebo once daily for a period of eight weeks. The primary objective of the trial is to assess the effect of MEM 3454 using the Quality of Episodic Secondary Memory (QESM) factor score from the Cognitive Drug Research (CDR) battery. Secondary objectives include assessing the safety, tolerability, and pharmacokinetics of multiple doses of MEM 3454 and the drug candidate’s effect on additional psychometric test items from the CDR battery and the Alzheimer’s Disease Assessment Scale — Cognitive subscale.

MEM 3454 is a partial agonist of the nicotinic alpha-7 receptor, a highly specialized receptor found in the central nervous system (CNS). Compounds acting on this receptor could be beneficial in the treatment of Alzheimer’s disease and schizophrenia, as well as other psychiatric and neurological disorders.

About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders such as Alzheimer’s disease, schizophrenia and depression. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; the outcome of clinical trials of Memory Pharmaceuticals’ drug candidates and whether they demonstrate these candidates’ safety and effectiveness; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationship with Bayer; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to Memory Pharmaceuticals. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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